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                                                                   EXHIBIT 10.26

                                PJ UTAH, L.L.C.

May 20, 1996

Papa John's International, Inc.
11492 Bluegrass Parkway
Louisville, Kentucky  40299

Attention:       Charles W. Schnatter
                 Senior Vice President and General Counsel

Gentlemen:

     This letter shall constitute a binding letter agreement between (i) Papa John's International, Inc., a Delaware corporation ("PJI") and (ii) PJ Utah, L.L.C. (a limited liability company, to be formed and owned principally by the shareholders of Extra Cheese, Inc., PJV, Inc. and PJVA, Inc. ("PJ Utah")).

     PJI hereby grants to PJ Utah the right to develop the State of Utah for approximately thirty (30) Papa John's restaurants, at the fees charged and on the same terms as those presently being offered to other PJI franchisees, with the development schedule for restaurants in Utah being as set forth below in this paragraph. PJI will agree to accept delayed payment of the normal up-front Development Fees for new restaurants opened under the new Development Agreement for Utah until the earliest of (i) thirty (30) days after completion of the IPO of PJ America, Inc., a Delaware corporation, (ii) thirty (30) days after the opening of the tenth (10th) new restaurant under the Utah Development Agreement, or (iii) one (1) year from the date the new Utah Development Agreement is signed. The initial Franchise Fee for each of the Utah restaurants shall be Twenty Thousand Dollars ($20,000). For the first ten (10) new restaurants opened in Utah the Franchise Fee of Twenty Thousand Dollars ($20,000) will be payable at the time each restaurant is opened; after the opening of the tenth
(10th) Utah restaurant, PJ Utah shall pay a Development Fee of Five Thousand Dollars ($5,000) per remaining restaurant to be developed in Utah unless such fee has already been paid pursuant to the above provisions of this paragraph, that will apply against the Twenty Thousand Dollar ($20,000) Franchise Fee when subsequent Papa John's restaurants are opened by PJ Utah in Utah.

     The Development Schedule for Utah shall be as follows: three (3) restaurants shall be opened by the end of calendar year 1996. Beginning in 1997, PJ Utah will open two (2) restaurants by the end of each three (3) month period until Utah is built-out in its entirety. However, with respect to each of the last calendar quarter of 1996 and the first calendar quarter of 1997, the purchase of land for construction of a Papa John's restaurant in Utah will satisfy the requirement of opening one of the restaurants in each such calendar quarter, provided that such restaurant does in fact open within 90 days after the end of each such respective calendar quarter. PJI agrees to have its Development Department immediately begin work in laying out the approximate location of all the restaurants in Salt Lake City, Utah, and to visit Salt Lake City and locate restaurant sites and to negotiate leases of those sites on behalf of PJ Utah with each
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Papa John's International, Inc.
May 20,1996
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such lease being subject to final approval by PJ Utah, and to have PJI's
Construction Department negotiate construction contracts for the development of each of such restaurants, again subject to PJ Utah's final approval. PJI cannot sacrifice the interests of its shareholders to those of PJ Utah. Accordingly, PJ Utah shall pay to PJI a fee of $750 per site, selected by PJI and accepted by PJ Utah, plus reasonable out-of-pocket expenses of PJI's employees. PJI's obligations and rights to perform the services contemplated by this paragraph shall expire on December 31, 1996, and on that date PJ Utah shall take over such responsibilities.

     PJI, or an affiliate of PJI, will provide financing to PJ Utah in the amount of $2.5 Million at seven and one-half percent (7-1/2%) interest for the construction costs, equipment and signage (but not franchise fees and soft costs) for new restaurants opened by PJ Utah. From the date of such loan until December 25, 1997, interest only will be due and payable under such loan. If PJ Utah is in compliance with all provisions of the loan documents, the balance of such loan will roll into a four-year note payable in 48 approximately equal monthly installments of principal and interest at seven and one-half percent (7-1/2%) per annum. The financing provided by PJI will be closed within approximately thirty (30) days of PJI's acceptance of this letter and will be the sole financing of PJ Utah, and PJI will be the sole lienholder on all the assets and capital stock of PJ Utah (i.e., no other bank loans, equipment leases, etc.). No personal guarantees will be required of the shareholders of PJ Utah, provided that if such loan from PJI is not paid off in full within one
(1) year from the date of such loan, each of the shareholders of PJ Utah shall, severally in accordance with his/her proportionate ownership interest in PJ Utah, guarantee payment of his/her proportionate share of such loan. PJ Utah will be entitled to draw down the loan proceeds on a monthly basis as it needs them. Until such loan has been paid in full, PJ Utah agrees that it shall purchase dough, cheese, pizza sauce and other store products for all its Papa John's stores from PJI's commissaries, and PJI agrees to sell and deliver such products to PJ Utah and/or its Affiliates at the same price (and on the same terms) at which it sells such products to franchisees elsewhere.

     If the foregoing is acceptable to you, please execute the same where indicated below to acknowledge our agreement in principle.

                                   Very truly yours,

                                   PJ UTAH, L.L.C.



                                   By: ________________________________

                                   Title: _____________________________

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Papa John's International, Inc.
May 20, 1996
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Agreed to:

PAPA JOHN'S INTERNATIONAL, INC.


By:____________________________

Title:_________________________

Date:__________________________

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